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                         PRODUCTION PAYMENT CONVEYANCE


    THIS CONVEYANCE (this "Conveyance") is made from and by TransTexas Gas Corporation, a Delaware corporation (herein called "Grantor") to TCW Funds V and Sunflower (as separately identified below, who are herein collectively called "Grantees").

                                   ARTICLE I

    Section 1.1. Defined Terms. When used in this Conveyance or in any exhibit or schedule hereto (unless otherwise defined in any such exhibit or schedule), the following terms have the respective meanings assigned to them in this section or in the sections, subsections, exhibits and schedules referred to below:

    "Affiliate" means, with respect to any Person: (a) any other Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (b) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, and (c) any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, whenever any Grantee is in whole or in part made up of one or more funds, partnerships, or other entities and investment vehicles, such Grantee's "Affiliates" shall also include any trustee, partner or other fiduciary of or for any such fund, partnership, or other entity or investment vehicle and any Affiliates of any such trustee, partner or fiduciary.

    "Agreed Rate" means a rate of interest of one percent (1%) per month, calculated on the basis of a 30 day month and a year of twelve such months.

    "Barrel" means 42 United States standard gallons of 231 cubic inches per gallon at 60 degrees Fahrenheit.

    "Base Volume" means 38,329,000 MMBTU's, as the same may be increased from time to time under Section 2.4 hereof.

    "British Thermal Unit" or "BTU" means the amount of energy required to raise the temperature of one pound of pure water one degree Fahrenheit from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit, as defined in the American Gas Association Gas Measurement Manual and any subsequent revisions. The BTU content of any particular quantity of Gas shall be determined as set forth in the PP Gas Sales Agreement (in the definition of "BTU" as found therein).

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    "Business Day" means a day which is not a Saturday, a Sunday, a legal holiday in Houston, Texas, or a legal holiday in Los Angeles, California.

    "Certain Percentage" means, with respect to each portion of Subject Lands described on Exhibit A, the percentage shown on Exhibit A as the "Net Revenue Interest" for such portion of Subject Lands.

    "Commercial Well" has the meaning given such term in Section 3.2(c).

    "Dedication Percentage" means from the Initial Time to, but not including, 7:00 a.m. August 1, 1996, 65% and thereafter, 78%; provided that the Dedication Percentage shall increase to ninety percent (90%) from time to time as and when provided in Sections 2.3, 3.5 and 5.1.

    "Delivery Points" means, with respect to any particular Subject Well, the point (immediately downstream of the lease separator) at which the volumes (measured in Mcf's) and BTU content of Gas included in PP Hydrocarbons produced from such Subject Well are initially measured.

    "Delivery Services" has the meaning given such term in Section 2.5(a)(iv).

    "Designated Event" has the meaning given such term in Section 5.1.

    "Direct Taxes" means all ad valorem, property, gathering, transportation, pipeline regulating, gross receipts, severance, production, excise, heating content, carbon, value, value added, environmental, occupation, franchise, sales, use, fuel, and other taxes and governmental charges and assessments imposed on or as a result of all or any part of the Subject Interests, the Hydrocarbons produced from Subject Interests or the proceeds thereof, the Production Payment, or the PP Hydrocarbons or the proceeds thereof, regardless of the point at which or the manner in which such taxes, charges or assessments are charged, collected, levied or otherwise imposed. The only taxes which are not Direct Taxes are federal income taxes, state income taxes, and franchise taxes levied against any Grantee and any other taxes levied against the overall net income of any Grantee.

    "economically feasible" has the meaning given such term in Section 3.2(c).

    "EMC Volume" has the meaning given such term in Section 2.2(c).

    "Environmental Laws" means all applicable local, state or federal laws, rules, regulations, or orders regulating or otherwise pertaining to (a) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, (b) the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any other environmental medium on or off any Subject Interest, or (c) the environment or health and safety-related matters; including

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the following as from time to time amended and all others whether similar or dissimilar and whether now existing or hereinafter enacted: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto.

    "Excess Marginal Costs" shall mean, for any particular month, the excess of Marginal Costs for such month over the Retained Interest Revenues for such month.

    "Gas" means natural gas and all other hydrocarbons that are gaseous in their natural or as-produced state, including casinghead gas, whether or not such natural gas and other gaseous hydrocarbons are Processed.

    "Grantee" means any of TCW Funds V and Sunflower, and, unless the context in which used shall otherwise require, such term shall also include any successor-owner at the time in question of any or all of the Production Payment.

    "Grantor" means the Person named in the preamble of this Conveyance as Grantor, and, unless the context in which used shall otherwise require, such term shall also include any successor-owner at the time in question of any or all of the Subject Interests.

    "Guaranty" shall have the meaning given such term in the Purchase Agreement.

    "Hydrocarbons" means Gas.

    "Imbalance Charges" shall have the meaning given such term in Section
2.5(b).

    "Initial Time" means 7:00 a.m., Houston, Texas time, on June 1, 1996.

    "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

    "Majority Grantees" means any one or more Grantees whose aggregate Percentage Shares exceed 75%.

    "Marginal Costs" means, for each month, the sum of (a) one thousand eight hundred dollars ($1,800), proportionally reduced for each Subject Well in which Grantor owns less than 100% of the working interest, times the number of Subject Wells in operation for at least fifteen days during such month, plus (b) the expenses actually paid by Grantor during such month for ad valorem and severance taxes with respect to the Retained Interests and the production therefrom, plus
(c) the amount of any actual and reasonable capital expenditures

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("Cap Ex") of Grantor actually paid during such month (proportionately reduced for each Subject Well in which Grantor owns less than 100% of the working interest and net of any insurance proceeds for the loss of or damage to capital assets being replaced or repaired), to the extent such Cap Ex was incurred in connection with the maintenance, restoration or increase of Hydrocarbon production from the Subject Wells, including the costs of reworking a Subject Well in an effort to restore or increase production and the costs of constructing disposal or workover tanks or pits associated with any Subject Well; provided that Cap Ex in any particular month shall not exceed $50,000 without the prior written consent of each Grantee, except to the extent expenditures of Cap Ex in excess of $50,000 are required to comply with the terms of any oil and gas lease included in the Subject Interests or under the terms of the Trust Indenture (as defined in the Purchase Agreement).

    "Market Point" has the meaning given such term in Section 2.5(a)(iv).

    "Mcf" means one thousand cubic feet.

    "MMBTU" means one million BTUs.

    "month" means, unless the context otherwise requires, the period beginning at 7:00 a.m. local time in Houston, Texas on the first day of a calendar month and ending at 7:00 a.m. local time in Houston on the first day of the immediately following calendar month.

    "Non-Affiliate" means, with respect to any Person, any Person who is not an Affiliate of such Person.

    "Oil" means crude oil, condensate, and other liquid hydrocarbons separated at the surface using prudent operations and conventional separators, but does not include the products of Processing.

    "Percentage Share" means, with respect to each Grantee, the fractional interest which it owns in the Production Payment at the time in question. At the initial grant of the Production Payment, the Percentage Share of TCW Funds V is seven-ninths (7/9), and the Percentage Share of Sunflower is two-ninths (2/9).

    "Permitted Encumbrances" has the meaning given such term in the Purchase Agreement.

    "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, pension fund, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

    "PP Ad Valorem Taxes" means a percentage (as established below) of all ad valorem taxes (excluding penalties and interest) on the Subject Interests, which percentage shall be (1) zero to the extent such taxes are allocable to any period prior to the Initial Time, and (2) a percentage equal to the quotient of PP Hydrocarbons attributable to the subject assessment

                                       4
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period divided by Hydrocarbons attributable to the Subject Interests for the same assessment period to the extent such taxes are allocable to periods during the Production Payment Period.

    "PP Gas Sales Agreement" has the meaning given it in the Purchase Agreement.

    "PP Hydrocarbons" means the Dedication Percentage of the Certain Percentage of all Hydrocarbons in and under and that may be produced from (or, to the extent pooled or unitized, allocated to) any Subject Lands less and except any Hydrocarbons deemed allocable to the Retained Interests under the first sentence of Section 2.2(c) hereof.

    "PPNPV" shall have the meaning given such term in the Purchase Agreement.

    "PP Severance Taxes" shall mean all severance taxes (excluding penalties and interest) actually attributable to the PP Hydrocarbons, taking into account any applicable credits, rebates and other factors.

    "Processing" or "Processed" means to manufacture, fractionate or refine Subject Hydrocarbons or otherwise to engage in any process designed to remove elements (hydrocarbons or non-hydrocarbon) from Gas, but such terms do not mean or include the prudent operation of conventional separators at the well. References to Hydrocarbons which are "Processed" (including the reference thereto contained in the definition of Gas) refer both to the natural gas liquids and other products of Processing and to the residue gas and other hydrocarbons remaining after such operations.

    "Production Payment" means the term overriding royalty which is granted herein to Grantees, and all other rights, titles, interests, estates, remedies, powers and privileges appurtenant or incident to such term overriding royalty, whether hereunder, under the Purchase Agreement, by operation of law, or otherwise.

    "Production Payment Period" means the period from and after the Initial Time until the Termination Time.

    "Purchase Agreement" means the Purchase Agreement of even date herewith between Grantor and Grantees, as from time to time amended or supplemented.

    "Ratification Agreement" shall have the meaning given such term in the Purchase Agreement.

    "Reimbursable Expenses" means all costs and expenses paid or incurred by or on behalf of each Grantee or its Affiliates which are in any way related to: (a) the negotiation, acquisition, ownership (other than federal or state income taxes and internal audit and overhead expenses), enforcement, or termination of the Production Payment, this Conveyance, the Purchase Agreement, or any waivers or amendments hereto or thereto, or (b) any litigation, contest, release or discharge of any adverse claim or demand made or proceeding instituted by any Person affecting in any manner whatsoever the Production Payment, any PP

Hydrocarbons or the proceeds thereof, this Conveyance or the Purchase Agreement, or the enforcement or defense hereof or thereof, or the defense of any Grantee's exercise of its rights hereunder or thereunder. Included among the Reimbursable Expenses are (i) all recording and filing fees, (ii) all reasonable fees and expenses of internal and external counsel, engineers, accountants and other consultants, experts and advisors for each Grantee (excluding fees and expenses of engineers prior to the occurrence of a Designated Event) and (iii) all reasonable travel and other out of pocket expenses of each Grantee and its consultants, experts and advisors. Notwithstanding the foregoing, Reimbursable Expenses of any Grantee shall not include expenses that (A) are associated with third party claims relating to title to the Production Payment, to the extent such claims arise solely due to the actions or inactions of such Grantee, or (B) arise out of the failure by such Grantee to perform its obligations under, or that are otherwise based upon, any contractual arrangement entered into directly by such Grantee and relating to the handling, transportation, sale or other disposition of PP Hydrocarbons beyond the Delivery Points, except to the extent any of such expenses arise due to the action or inaction of Grantor, TTC or any Affiliate of Grantor or TTC.

    "Required Ratio" has the meaning given such term in the Purchase Agreement.

    "Reserve Reports" means the reserve reports to be delivered by Grantor to Grantees pursuant to Section 5.1 of the Purchase Agreement.

    "Retained Interests" means the interests retained by Grantor in the Subject Interests after conveyance of the Production Payment hereunder.

    "Retained Interest Revenues" means, for each month, all revenues actually received during such month by Grantor from the sale or other disposition of Oil and Gas produced from or attributable to the Subject Interests, excluding the PP Hydrocarbons.

    "Separation Point" shall mean the point at which lease level separation of Oil takes place.

    "SINPV" shall have the meaning given it in the Purchase Agreement.

    "Specified Percentage" means from the Initial Time, to but not including 7:00 a.m. on August 1, 1996, 65% and thereafter, 78%.

    "Standby Gas Sales Agreement" has the meaning given such term in the Purchase Agreement.

    "Subject Hydrocarbons" means that portion of the Hydrocarbons in and under and that may be produced from (or, to the extent pooled or unitized, allocated to) Subject Lands which is attributable (after deducting all royalties, overriding royalties, production payments and similar burdens, excluding only the Production Payment, which both burden the Subject Interests at the Initial Time and are reflected in the Net Revenue Interest figures set out on Exhibit A) to the Subject Interests.

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

    "Subject Interests" means:

        (a) All of the properties described in Exhibit A attached hereto; and

        (b) Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable and whether vested or contingent) of Grantor in and to the oil, gas and other minerals in and under or that may be produced from Subject Lands (including interests in oil, gas or mineral leases to the extent the same cover such lands, overriding royalties, production payments and net profits interests in such lands or such leases, and fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals) even though Grantor's interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, Exhibit A; and

        (c) All rights, titles and interests of Grantor in and to, or otherwise derived from, all presently existing and valid oil, gas or mineral unitization, pooling, or communitization agreements, declarations or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations or declarations, and so-called "working interest units" created under operating agreements or otherwise) relating to the properties described in subsections (a) or (b) above in this definition.

    "Subject Lands" means the lands and depths described in Exhibit A (where no depth limit is specified, Subject Lands shall include all depths).

    "Subject Wells" means all wells now located on the Subject Lands or hereafter drilled on the Subject Lands, and any other wells now or hereafter located on lands or leases pooled, communitized or unitized with the Subject Interests, to the extent any such well is utilized for the production of PP Hydrocarbons.

    "Sunflower" means Sunflower Energy Finance Company, a Delaware corporation doing business in Texas as "Kansas Sunflower Energy Finance Company."

    "TCW Funds V" means TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P., a California limited partnership.

    "Termination Time" has the meaning assigned to it in Section 2.8.

    "Transportation Agreement" has the meaning given it in the Purchase
Agreement.

    "TTC" means TransTexas Transmission Corporation.

    Section 1.2. Rules of Construction. All references in this Conveyance to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Conveyance unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Conveyance", "this instrument", "herein", "hereof", "hereunder" and words of similar import refer to this Conveyance as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires:
"including" and its grammatical variations mean "including without limitation"; "or" is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such the same as it may be from time to time amended or supplemented; and references herein to any Person include such Person's successors and assigns. All references in this Conveyance to exhibits and schedules refer to exhibits and schedules to this Conveyance unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.

ARTICLE II

    Section 2.1. Conveyance. Grantor does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER AND DELIVER unto Grantees as a production payment, severally in accordance with their Percentage Shares, a term overriding royalty interest carved out of and burdening the Subject Interests equal to and measured by all PP Hydrocarbons in and under and that may be produced from (or, to the extent pooled or unitized, allocated to) the Subject Lands, with such production payment to terminate as of the Termination Time.

    TO HAVE AND TO HOLD the Production Payment unto Grantees, in accordance with their Percentage Shares, and their respective successors and assigns, until the Termination Time.

    Section 2.2.  Non-Cost-Bearing Interest.

    (a) General. The Production Payment shall be free and clear of (i) all Direct Taxes, other than PP Severance Taxes and PP Ad Valorem Taxes and (ii) all costs and expenses (in this section called the "Gross Costs") associated with acquiring, exploring, developing, maintaining, producing and operating the Subject Interests or of delivering Hydrocarbons produced therefrom to the Delivery Points. Without limitation of the generality of the foregoing, no Grantee shall under any circumstances be responsible (whether personally or otherwise) for any Gross Costs (it being understood, however, that volumes are subject to reclassification under Section 2.2(c)). All Direct Taxes (other than PP Severance Taxes that are not reimbursed or rebated to Grantor, in the form of a credit or otherwise, and PP Ad Valorem Taxes) shall be borne by the Retained Interests and paid by Grantor promptly, on or before the date same become due and owing.

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    (b)  PP Taxes.  Grantor undertakes to calculate and pay all PP Ad Valorem
Taxes on or before the date they become due and owing. Grantor shall, upon request by any Grantee, provide to Grantee or Grantee's purchaser or other designee all information in the possession of Grantor which will facilitate the payment by such Grantee or its purchaser or other designee of PP Severance Taxes. All PP Ad Valorem Taxes paid by Grantor for the account of each Grantee shall be reimbursed by such Grantee to Grantor upon billing therefor and receipt of evidence that all ad valorem taxes burdening the Subject Interests have been paid in full.


    (c) Excess Marginal Costs. To the extent that, for any particular month, Marginal Costs exceed Retained Interest Revenues, thus resulting in Excess Marginal Costs for such month, it shall be deemed that, during such month, a volume, expressed in MMBTU's, of what would otherwise be properly classified as PP Hydrocarbons was actually allocable to the Retained Interests and sold by Grantor under the Standby Gas Sales Agreement. Such volume (herein called the "EMC Volume") for any particular month shall be calculated by utilizing the formula

        V = EMC/P

where V is the EMC Volume for such month, EMC is the Excess Marginal Cost for such month and P is the average price (per MMBTU) that would have been payable for Gas over such month under the Standby Gas Sales Agreement. No EMC Volume shall reduce the Base Volume unless and until it is recovered by Grantees in accordance with Section 2.3(a) below. To the extent that the EMC Volume for a particular month exceeds the PP Hydrocarbons for such month, the amount of the excess shall be carried over and added to the EMC Volume attributable to the next succeeding month, and shall likewise be carried over to succeeding months until such time as it is extinguished. Grantor further agrees to secure a representative market price (determined as of the time in question and taking into account the relevant marketing locations and payable in cash or other readily available funds), for any Oil or Gas attributable to the Retained Interests provided that the price per MMBTU to which Grantor would have been entitled under the Standby Gas Sales Agreement, if volumes were sold thereunder, shall be deemed to satisfy the foregoing requirement.

    (d) Reimbursable Expenses. Grantor will promptly (and in any event within 30 days after receiving any notice or statement for the same) pay all Reimbursable Expenses which have been incurred and are unpaid and reimburse each Grantee for any Reimbursable Expenses which have been paid by such Grantee.

    (e)  Interest.  Each amount which is to be paid by Grantor pursuant to this
Section 2.2 which is instead paid by any Grantee shall bear interest at the Agreed Rate on each day from and including the date of such payment until but not including the date repaid by Grantor to such Grantee, and such interest shall be payable on the first day of each calendar month and shall itself bear interest at the same rate if not timely paid.

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    Section 2.3.  Increases in Dedication Percentage.

    (a) EMC Volumes. The Dedication Percentage shall be increased to ninety percent (90%), effective as of 7:00 a.m. Houston, Texas time on such first day of the month following any month for which an EMC Volume was calculated, and the Dedication Percentage shall remain at 90% for the entire period until 7:00 a.m. Houston, Texas time on the first day of the month (in this section called the "Adjustment Date") next succeeding the month when all EMC Volumes have been delivered to Grantees at the Delivery Points. Such delivery of EMC Volumes shall be deemed to be accomplished solely out of those PP Hydrocarbons delivered to Grantees during any month (after taking into account any further deduction of EMC Volumes for such month) which exceed the Specified Percentage of the Certain Percentage of all Hydrocarbons produced from or allocated to the Subject Lands. All EMC Volumes which are not so recovered by Grantees during any particular month shall be carried over to the next and succeeding months until so recovered in full. As of the Adjustment Date (provided the Dedication Percentage has not otherwise been increased to 90% pursuant to Sections 2.3(b), 3.5 or 5.1), the Dedication Percentage shall automatically reduce from 90% to the Specified Percentage, effective as of 7:00 a.m. Houston, Texas time on the first day of the next succeeding month. Thereafter the Dedication Percentage may be again increased as provided in this Section 2.3 or in Sections 3.5 and 5.1.

    (b) Reserve Reports. On or before the 60th day following any "Evaluation Date", as defined in the Purchase Agreement, but effective as of 7:00 a.m., Houston, Texas time on such Evaluation Date, the Dedication Percentage shall be increased to ninety percent if the Reserve Report prepared as of such Evaluation Date reflects that the ratio of SINPV to PPNPV, as calculated in accordance with the provisions of Section 5.2 of the Purchase Agreement, is less than the Required Ratio, all as more particularly described in Section 5.2 of the Purchase Agreement. At such time, if any, as a subsequent Reserve Report reflects that such ratio has become equal to or greater than the Required Ratio, then (provided the Dedication Percentage has not otherwise been increased to 90% pursuant to Sections 2.3(a), 3.5 or 5.1) the Dedication Percentage shall automatically reduce from 90% to the Specified Percentage. Thereafter the Dedication Percentage may be again increased as provided in this Section 2.3 or in Sections 3.5 and 5.1.

    Section 2.4.  Increases in Base Volume.

    (a) Volume Shortfalls. If, in any particular month, the MMBTU's of PP Hydrocarbons actually delivered to Grantees at the Delivery Points during such month do not equal or exceed the MMBTU's scheduled for such month in Schedule 2 hereto (whether due to reduction by EMC Volumes or for any other reason), then the Base Volume shall be increased by the product of the following formula:

        I = (.25)(SV-DV)

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

where I is the amount of such increase to the Base Volume, SV is the MMBTU's scheduled for such month in Schedule 2 hereto, and DV is the MMBTU's of PP Hydrocarbons actually delivered to Grantees at the Delivery Points during such month.

    (b) Unpaid Reimbursable Expenses. If any Reimbursable Expenses are not timely paid by Grantor as required under Section 2.2(d), then the Base Volume shall, provided Majority Grantees give notice of such increase to Grantor, be increased by the product of the following formula:

        I = RE/P

where I is the amount of such increase to the Base Volume, RE is the amount of such unreimbursed Reimbursable Expenses, and P is the average price (per MMBTU) that would have been payable for Gas under the Standby Gas Sales Agreement over the month in which such notice is given. Such increase shall be deemed not to have occurred, however, if Grantor thereafter pays such Reimbursable Expenses to Grantees together with all interest which has accrued thereon under Section 2.2(e). The provisions of this Section 2.4 shall not be deemed to reduce Grantor's obligations under Section 2.2(d).

    (c) Redelivery Shortfalls. As to each MMBTU for which Grantees do not timely receive payment as a result of the operation of Section 5(b) of the PP Gas Sales Agreement, the Base Volume, to the extent previously reduced when such MMBTU was delivered to the applicable Delivery Point, shall again be increased by such MMBTU until such time as Grantees receive full payment therefor, at which time the Base Volume shall again be reduced by such MMBTU.

    Section 2.5.  Marketing of PP Hydrocarbons by Grantee to Third Parties.

    (a) Cooperation and Assistance. Grantees and Grantor will each be taking quantities of Hydrocarbons from the Subject Interests at the Delivery Points, each will be reselling such Hydrocarbons at or downstream of the Delivery Points, and Grantor and Grantees accordingly recognize that coordination between Grantees and Grantor will be required with respect thereto. Grantor agrees to cooperate with, and assist each Grantee in connection with such Grantee's receipt and subsequent sale of PP Hydrocarbons. Without limitation of the foregoing:

        (i) Not less than 7 Business Days prior to the first day of each month, Grantor will notify each Grantee or its authorized representatives, in writing, of the total amounts and average daily amounts of Gas which Grantor expects to be produced from the Subject Interests during such month and the portion thereof which Grantor projects will be PP Hydrocarbons.

        (ii) To the extent reasonably practicable, Grantor shall thereafter immediately notify each Grantee in writing of any change in the rate of delivery of PP Hydrocarbons from the Subject Interests that has come to the attention of Grantor.

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

        (iii) To the extent that any Grantee is selling the PP Hydrocarbons to a purchaser who takes possession thereof at the Delivery Points, Grantor shall on such Grantee's behalf deliver such PP Hydrocarbons to such purchaser at the Delivery Points in a condition satisfactory to meet or exceed all pipeline and gathering system specifications and qualifications at such Delivery Point and otherwise to meet or exceed all specifications from time to time in effect under the PP Gas Sales Agreement and the Transportation Agreement. Such delivery, whether performed by Grantor or by any other Person, shall be performed or caused to be performed by Grantor at no cost to such Grantee.

        (iv) To the extent that any Grantee is not selling the PP Hydrocarbons to a purchaser who takes possession thereof at the Delivery Points, Grantor shall deliver, or cause to be delivered, such PP Hydrocarbons to the Market Points designated by such Grantee in a condition satisfactory to meet or exceed all pipeline specifications and qualifications at such Market Points. All such deliveries to the Market Points (herein called the "Delivery Services"), whether performed by Grantor or by any other Person, shall be performed or caused to be performed by Grantor at the cost to such Grantee of $.17 per mcf so delivered. Subject to the prior rights of certain parties as specified in Section 4.1(s) of the Purchase Agreement, the Delivery Services shall be provided to such Grantee on a first priority basis, to the maximum extent permitted by law, meaning, for example, that (A) pipeline, separator, and compressor capacity, if owned or controlled by Grantor or any Affiliate of Grantor, shall be afforded to PP Hydrocarbons prior to affording any such capacity to Grantor, any Affiliates of Grantor or any other Person, to the maximum extent permitted by law, and (B) pipeline, separator, and compressor capacity owned or controlled by any Person other than Grantor or any Affiliate of Grantor shall be afforded to PP Hydrocarbons prior to affording any such capacity to Grantor or any Affiliate of Grantor, and Grantor hereby expressly subordinates any capacity rights it may now or hereafter have to the PP Hydrocarbons. Subject to the prior rights of certain parties as specified in Section 4.1(s) of the Purchase Agreement, Grantor shall, to the maximum extent permitted by law, take whatever action is appropriate to cause any Affiliate or any other Person to afford PP Hydrocarbons the priority capacity described in this subsection (iv), including assigning to Grantees, upon Majority Grantees' request, any capacity rights Grantor may have under contracts or other arrangements with an Affiliate or any other Person as may be necessary or useful to facilitate delivery of PP Hydrocarbons to each Market Point in a condition satisfactory to meet or exceed pipeline specifications or qualifications at such Market Point. As used in this subsection (iv), "Market Points" means (a) the Agua Dulce hub at Agua Dulce, Texas, which is presently maintained by Natural Gas Pipeline Company of America and (b) any point which is not substantially further than such hub from the Subject Well in question and which can be reached through gathering systems or pipelines which are, at the time in question, owned or operated by Grantor or any of its Affiliates.

        (v) Grantor will take all action legally available to it to cause TTC to perform all of its obligations under the Transportation Agreement, and Grantor will make available to each Grantee or each Grantee's purchaser of PP Hydrocarbons (whether under the PP Gas Sales Agreement or otherwise) any of Grantor's capacity in TTC's system that Grantor is legally and contractually authorized to make available, in order that TTC will have capacity in its system to transport PP Hydrocarbons under the Transportation Agreement.

        (vi) Grantor and Grantees will cooperate to ensure that nominations to transporters, processors, and purchasers are timely made and that such nominations reflect expected deliveries from the various Subject Interests, and each Grantee and its authorized representatives shall be entitled to rely upon Grantor's projections for the purpose of scheduling deliveries with transporters, processors, and purchasers.

Should any Grantee so request, Grantor will furnish the information provided for above and will make nominations and schedule deliveries in conjunction with such Grantee (and make any revisions to such nominations and reschedule deliveries in conjunction with such Grantee) for PP Hydrocarbons (in the form and at the times required by such Persons), directly to the Persons purchasing or transporting PP Hydrocarbons for such Grantee to the Delivery Point or the Market Point, as the case may be.

    (b) Responsibility. If any charges, costs, penalties or expenses are incurred or payable to any Person solely as a result of any Grantee's failure to adjust nominations or scheduled deliveries in accordance with (i) a notification from Grantor of any increase or decrease in quantities to be delivered from any Subject Well, or (ii) a notification from such Grantee's direct purchaser of any increase or decrease in quantities to be delivered at Delivery Points, where it was reasonably possible for such Grantee to make such adjustment without penalty, then, as between the parties hereto, such Grantee shall be liable for and shall hold Grantor harmless from any such charges, costs, penalties or expenses. If any such charges, costs, penalties or expenses (the "Imbalance Charges") are incurred or payable to any Person other than in the circumstances provided for in the preceding sentence (including charges, costs, penalties or expenses caused by failure to deliver projected quantities or failure to provide notice of changes in deliveries, or charges, costs, penalties or expenses incurred when Grantor is making nominations, or revisions to nominations, on behalf of any Grantee), then, as between the parties hereto, Grantor shall be liable for and shall indemnify and hold each Grantee harmless for such Imbalance Charges. Each of Grantor and Grantees shall promptly notify the other of any notice received by it from any third party which indicates that an imbalance in deliveries exists or is occurring that may give rise to any such Imbalance Charges.

    Section 2.6. Measurement; Hydrocarbons Lost or Used. As used in this Conveyance, the term Hydrocarbons shall not include Gas produced from any particular Subject Well and unavoidably lost in the production thereof or in the compression or transportation thereof prior to the Delivery Point for such Subject Well, or which are used by Grantor or the operator of any Subject Well for the production of Subject Hydrocarbons or for the compression or transportation of Subject Hydrocarbons prior to the Delivery Point for such Subject Well, in each case only to the extent the same are lost or used in the course of operations which are being conducted prudently and in a good and workmanlike manner. Grantor hereby represents, warrants and covenants to Grantees as follows: (a) the Delivery Point applicable to each Subject Well is and will continue to be located at a point prior to any point where Gas from such Subject Well is commingled with Gas or any other Hydrocarbons from any other well or wells, (b) Grantor currently meters, and will continue to meter, Gas from each Subject Well separately (i.e., on a well-by-well basis), (c) the volumes (measured in Mcf's) of PP Hydrocarbons constituting Gas produced from or out of any particular Subject Well are measured and determined, and will continue to be measured and determined at the Delivery Point applicable to such Subject Well, and (d) the Separation Point for each Subject Well is and will continue to be upstream of the Delivery Point for such Subject Well. Grantor covenants and agrees to determine the number of MMBTU's in each Mcf of Gas included in PP Hydrocarbons at the Delivery Points.

    Section 2.7. No Proportionate Reduction. It is understood and agreed that, though the Production Payment is conveyed by Grantor to Grantees out of the Subject Interests, the Production Payment shall be equal to the full Dedication Percentage in effect from time to time of the Certain Percentage of the Hydrocarbons produced from (or, to the extent pooled or unitized, allocated to) the various Subject Lands and shall not be reduced for any reason. Among other things, the Production Payment and the PP Hydrocarbons shall not be reduced due to (a) the undivided interest owned by Grantor in a lease constituting any Subject Interests being less than the entire interest in such lease, or (b) the interest in Oil, Gas or other minerals underlying any portion of the Subject Lands which is covered by a particular lease (or group of leases) being less than the entire interest in the oil, gas and other minerals underlying such portion of the Subject Lands, or (c) the share of production from (or, to the extent pooled or unitized, allocated to) any portion of Subject Lands which is attributable to the Subject Interests being less than the Certain Percentage set forth on Exhibit A for such portion of the Subject Lands, or (d) Grantor's failure to own, or otherwise have good title to, all or any part of the Subject Interests as described on Exhibit A.

    Section 2.8. Termination. The Production Payment shall remain in full force and effect until 6:59 a.m. local time in Houston, Texas, on the day following the day on which the aggregate volume of all PP Hydrocarbons, measured in MMBTU's, delivered to Grantees in compliance herewith at the Delivery Points equals the Base Volume (the "Termination Time"). At the Termination Time, all rights, titles and interests herein conveyed in and to any Hydrocarbons thereafter produced shall automatically terminate and vest in Grantor, and, upon request by Grantor, Grantees shall execute and deliver such instrument or instruments (in proper recordable form, if applicable) as may be necessary to evidence such termination of the Production Payment; provided that, notwithstanding the foregoing or anything herein to the contrary, any and all obligations which any Person may have to indemnify or reimburse any Grantee for any reason, or to make payments to any Grantee on account of PP Hydrocarbons produced before the Termination Time, shall survive any termination of the Production Payment. No pipeline company or other Person purchasing, taking, or Processing PP Hydrocarbons shall ever be required to take notice of, or keep informed concerning, the termination of the Production Payment, until actual receipt of written notice from each Grantee confirming that such termination has occurred, which each Grantee agrees to deliver with reasonable promptness upon request of Grantor.


ARTICLE III

    Section 3.1. Operations. Subject to the provisions of Section 4.5 of the Purchase Agreement, as between Grantees and Grantor, Grantor shall have exclusive charge, management and control of all operations to be conducted on the Subject Interests. Grantor shall take or cause to be taken any and all actions which a prudent operator would deem necessary or advisable in the operation, maintenance and management thereof and in the production, handling, treating and transportation of Hydrocarbons produced therefrom, and in so acting Grantor shall not take into account the diminution in Grantor's share of production from the Subject Interests caused by the granting of the Production Payment and Grantor shall make its economic decisions as if Grantor owned the full interest in the Subject Interests undiminished by the Production Payment. Nothing contained in this Conveyance shall be construed to impose upon Grantor any express or implied obligation to conduct exploratory activities or to conduct development drilling of new wells or deepening of existing wells on the Subject Interests. Without limitation of the foregoing, Grantor shall:

        (a) operate and maintain the Subject Interests in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction (including all Environmental
    Laws) and in conformity with all leases and other contracts and agreements forming a part of or relating to the Subject Interests;

        (b) promptly pay all costs and expenses (including all Direct Taxes, other than PP Severance Taxes, and all costs, expenses and liabilities for labor, materials and equipment incurred in connection with the Subject Interests and all obligations to the holders of royalty interests and other interests affecting the Subject Interests) incurred in exploring, developing, operating and maintaining the Subject Interests (or in producing, handling, treating and transporting Hydrocarbons produced therefrom) other than transporting PP Hydrocarbons in conjunction with the provision of Delivery Services under Section 2.5;

        (c) maintain in full force and effect, free of any right of cancellation, forfeiture or termination, the Subject Interests, as well as all permits, licenses, easements, servitudes and other rights necessary or useful in connection with the operation or management of the Subject Interests or providing the Delivery Services; and

        (d) maintain in good working order and, to the extent necessary, repair and replace, the separation, metering, compression, delivery and related facilities that are now or hereafter located on each Separation Point or Delivery Point.

Further, but without limiting the foregoing, Grantor shall not:

        (e) propose or otherwise undertake any action or inaction that is reasonably calculated to result in any significant Marginal Costs, where such action or inaction is reasonably calculated to secure or enhance production of Oil as opposed to Gas, or is otherwise not reasonably calculated to benefit Grantees along with Grantor; or

        (f) move any one or more Delivery Points further from the wellhead of any Subject Well than is reasonably necessary.

As to any of the Subject Interests of which Grantor is now, or hereafter becomes, the operator, Grantor will not resign, or otherwise voluntarily relinquish, its position as operator, except in connection with a transaction authorized under subsection 6.1 or except as provided otherwise in Section 4.5 of the Purchase Agreement. As to any matters which Grantor does not control because Grantor is not at that time the operator of a part of the Subject Interests, Grantor shall exercise its full legal rights to cause the operator of such part of the Subject Interests to take any and all actions as are required above except where the operator is designated by Majority Grantees pursuant to
Section 4.5 of the Purchase Agreement.

    Section 3.2. Shut-in or Abandonment of Subject Wells; Abandonment of Subject Interests.

    (a) Prohibitions. Until the termination of the Production Payment, Grantor shall not (unless each Grantee otherwise consents):

        (i) abandon (or propose or consent to the abandonment of) any Subject Well, or surrender, abandon or release (or propose or consent to the surrender, abandonment or release of) any Subject Interest; provided, however, that without the consent of any Grantee, Grantor shall have the right to abandon a Subject Well if and when such Subject Well ceases to be a Commercial Well and it would not be economically feasible (without regard to the burden of the Production Payment) to restore the productivity of Hydrocarbons from such well by reworking, reconditioning, plugging back, or otherwise conducting operations with respect to such well (not to include redrilling or deepening of the well).

        (ii) voluntarily shut-in or restrict the flow from a Subject Well (or propose or consent to such a shut-in or restriction); provided that (1) a shut-in of, or restriction of flow from, a well shall not be deemed to be voluntarily made if it is caused by or results from governmental requirements, operation and maintenance requirements, or sound reservoir management requirements, or from an act or event of force majeure which act or event is not reasonably within the control of and not caused by the fault or negligence of Grantor and which by the exercise of due diligence Grantor is unable to prevent or overcome (provided that changes in market conditions, losses of markets, and changes in tax laws shall not be considered events of force majeure for purposes of this subsection), and (2) a Subject Well which has ceased to be a Commercial Well and can be abandoned under subsection (i) above may be shut-in pending such abandonment; provided that, prior to abandoning any Subject Well, Grantor shall first -- to the extent then permissible pursuant to the terms of the Trust Indenture (as defined in the Purchase Agreement) and any applicable lease -- offer to Grantees the right (the "Take-over Right") to take assignment from Grantor of all of Grantor's right, title and interest in and to (1) said Subject Well, (2) all Oil or Gas to be produced from the wellbore of such Subject Well, and (3) the Retained Interests related to the Subject Well (herein collectively called the "Take-over Interests") upon the following terms and conditions:

            (A) In the event all Grantees elect, in their sole and absolute discretion, to exercise the Take-over Right relative to any particular Subject Well, each Grantee, upon payment of its Percentage Share of the reasonable salvage value attributable to Grantor's interest in the Subject Well less the estimated cost to plug and abandon such well, shall be entitled to assignment of its Percentage Share of the applicable Take-over Interests; and

            (B) In the event at least one but less than all Grantees elect, in their sole and absolute discretion, to exercise the Take-over Right relative to particular Subject Well, the Grantees electing to so exercise such Take-over Rights shall do so in the relative percentage shares that such participating Grantees then bear to one another in the Production Payment (the "Relative Participating Percentage Shares"), to the effect that upon payment by each participating Grantee of its Relative Participating Percentage Share of the reasonable salvage value attributable to Grantor's entire interest in such Subject Well less the estimated cost to plug and abandon such Subject Well, each such participating Grantee shall be entitled to assignment of its Relative Participating Percentage Share of the applicable Take-over Interests.

    (b) Reworking. If, prior to the termination of the Production Payment, a Subject Well ceases to be a Commercial Well and it would be economically feasible (without regard to the burden of the Production Payment) to restore the productivity of Hydrocarbons from such well by reworking, reconditioning, plugging back, or otherwise conducting operations relative to such well (not to include redrilling or deepening of the well), Grantor shall take such action to restore the productivity of Hydrocarbons from such well.

    (c) Definitions of "Commercial Well" and "economically feasible". For all purposes of this Conveyance:

        (i) A well shall be deemed to be a "Commercial Well" unless and until there arises a condition, which reasonably appears to be permanent, such that the aggregate value of the Hydrocarbons which are being produced or which it reasonably appears will be produced from such well -- net of Direct Taxes and of royalties, overriding royalties and similar burdens reflected in the Net Revenue Interest figures set out on Exhibit A, but without regard to the burden of the Production Payment -- no longer exceeds the costs and expenses directly related to the operation and maintenance of such well.

        (ii) The restoration of the productivity of a well shall be deemed to be "economically feasible" whenever the aggregate value of the Hydrocarbons which it reasonably appears will be produced from such well -- net of Direct Taxes and of royalties, overriding royalties and similar burdens reflected in the Net Revenue Interest figures set out on Exhibit A, but without regard to the burden of the Production Payment -- exceeds the costs and expenses directly related to such restoration and the operation and maintenance of such well.

The direct costs and expenses referred to in subsections (i) and (ii) above shall in no event include items which are included in overhead charges under the applicable operating agreement (or if there is no such operating agreement, under the 1984 COPAS Accounting Procedure with the election "shall" selected in
Article III).

    Section 3.3. Adverse Claims. Grantor will, immediately after discovery of such claim or demand, cause written notice to be given to each Grantee of every adverse claim or demand made by any Person affecting the Subject Interests or the Hydrocarbons produced therefrom in any material manner whatsoever. Grantor will, immediately after discovery of such proceeding, cause written notice to be given to each Grantee of any proceedings instituted or threatened with respect to the Subject Interests or the Hydrocarbons produced therefrom. Grantor will cause all necessary and proper steps to be diligently taken to protect and defend the Subject Interests and such Hydrocarbons against any such proceedings, or adverse claim or demand, regardless of materiality.

    Section 3.4. Insurance and Replacement. Grantor shall maintain or cause to be maintained, at its sole cost and expense and with financially sound and reputable insurers reasonably satisfactory to Majority Grantees, insurance covering the Subject Interests and all wells, equipment and facilities located thereon, against such liabilities, casualties, risks and contingencies and in such types, as is customary in the case of companies engaged in similar operations and having similar property. Such insurance shall in any event include the types, conditions and coverages described in Schedule 1, with limits of coverage no less than those set out in such Schedule. All liability insurance shall name each Grantee as an additional insured. Grantor shall furnish annual certificates of such insurance to Grantees not less than 30 days prior to the expiration or termination of such policy of insurance. In the event of any damage to or loss of any well, equipment or facility on the Subject Interests, Grantor (at no cost to Grantees, and without regard to whether insurance proceeds are available to Grantor) shall promptly redrill, rebuild, reconstruct, repair, restore or replace such damaged or lost property.

    Section 3.5. Government Regulation. The obligations of Grantor hereunder shall be subject to all applicable federal, state and local laws, rules, regulations and orders (including those of any applicable agency, board, official or commission having jurisdiction). Grantor shall timely make all filings with all applicable agencies, boards, officials and commissions having jurisdiction with respect to the Subject Interests or the operation thereof prior to or at the time any such filing becomes due. Should any statute, or any rules or regulations of any governmental body, or any provisions in private contracts (including those limiting the size of overriding royalties and similar interests but excluding any contracts directly entered into by any Grantee) become applicable to the Subject Interests so as to limit the portion of the

Hydrocarbons produced from the lands covered by a particular Subject Interest which may be attributable to the Production Payment, the Production Payment shall, as to such Subject Interest and for the period of time during which such statute, rule, regulation or contractual provision is applicable, be limited to the maximum amount of production from such lands which can be attributed to the Production Payment under such statute, rule, regulation or contractual provision; provided, however, should such limitation come into effect as to one or more Subject Interests, then (without prejudice to other rights Grantees may have) the Dedication Percentage applicable to that portion of production from (or, to the extent pooled or unitized, allocated to) Subject Lands covered by other Subject Interests which would be attributable to the Production Payment in the absence of the provisions of this subsection shall be increased, up to a maximum of 90%, so as to cause, to the maximum extent possible, Grantees to receive, by virtue of ownership of the Production Payment, the same amount of Hydrocarbons which Grantees would have received had the aforementioned statute, rule, regulation or contractual provision not reduced the share of production from the aforementioned Subject Interest with respect to which the Production Payment could be paid.

    Section 3.6. Pooling and Unitization. Certain of the Subject Interests may have been pooled or unitized for the production of Hydrocarbons prior to the date hereof, and may, after the date hereof, be pooled or unitized (a) pursuant to any law, rule, regulation or order of any governmental body or official, or
(b) voluntarily by Grantor with the joinder of Grantees. To the extent certain Subject Interests are so pooled or unitized, such Subject Interests are and shall be subject to the terms and provisions of such pooling and unitization agreements or orders, and, as to production of substances covered by such agreements or orders, the production from Subject Lands (or any portion thereof) shall be the production from such units which is allocated to Subject Lands (or such portion thereof) under and by virtue of the applicable pooling and unitization agreements or orders.

    Section 3.7. Non-consent Operations. Grantor shall not elect to be a non-participating party with respect to any plugging back, reworking, sidetracking, completion, or other operation on any Subject Interest (or lands pooled therewith), or (except in instances where abandonment of such well would expressly be permitted hereunder) elect to be an abandoning party with respect to a well located on any Subject Interest (or lands pooled therewith), if the consequence of such election is that Grantor's interest in such Subject Interest or any part thereof is temporarily (e.g., during a recoupment period) or permanently forfeited to the parties participating in such operations or electing not to abandon such well. Upon any such election by Grantor which is approved by each Grantee, such election shall also be binding on the Production Payment as to the interest so temporarily or permanently forfeited. Any additional interests acquired by Grantor by virtue of electing to pay for or acquire the interest of a non-consenting or abandoning party in a situation of the type described in the preceding sentence shall not become a part of Subject Interests and subject to the Production Payment.

    Section 3.8.  Future Gas Imbalances.

    (a)  Wellhead Imbalances.

        (i) No Undertakes. Grantor will not take (for itself and for Grantees) a lesser share of Gas produced from a Subject Well than the share of Gas which Grantor and Grantees are collectively entitled to take by virtue of ownership of the Subject Interests (without regard to any rights to take a lesser share under any production balancing agreement or other arrangement or any rights under common law with respect to production balancing), except as a result of Grantor and Grantees, or any predecessor in title to such Subject Interest, having previously taken from such Subject Well or other wells located on Subject Interests more Gas than such parties would be entitled to receive by virtue of their ownership ("previous overproduction"), but only to the extent that the amount of such previous overproduction occurred after the Initial Time or occurred prior to the Initial Time and is disclosed in the Purchase Agreement. Notwithstanding the foregoing, Grantor may take for itself (but not for Grantees) a lesser share (such lesser share, averaged over any particular month, not to exceed five percent of its net revenue interest, after giving effect to the Production Payment and any other burdens, in any particular Subject Well) of Gas than the share of Gas Grantor is otherwise entitled to take by virtue of its ownership in the Retained Interests, to the extent necessary to allow any royalty owners under any oil and gas lease included in the Subject Interests -- which royalty owners have taken or may hereafter take all or any part of their royalty share of Gas in kind -- to recoup any underproduced position that may now exist or hereafter arise as between Grantor and any such royalty owners. Any such recoupment of an underproduced position of any such royalty owners shall be satisfied solely out of Grantor's share of Gas, and shall in no way affect Grantees' share of Gas included in PP Hydrocarbons.

        (ii) No Overtakes. Grantor will not take (for itself or for Grantees) a greater share of the Gas produced from a Subject Well than the share of Gas which Grantor and Grantees are collectively entitled to take by virtue of ownership of the Subject Interests (without regard to any rights to take a greater share under any production balancing agreement or other arrangement or any rights under common law with respect to production balancing), except (i) as a result of Grantor and Grantees, or any predecessor in title to such Subject Interest having previously taken from such Subject Well or other wells located on Subject Interests less Gas than such parties would be entitled to receive by virtue of their ownership ("previous underproduction"), but only to the extent that the amount of such previous underproduction occurred after the Initial Time or occurred prior to the Initial Time and is disclosed in the Purchase Agreement, or (ii) as a result of other parties contemporaneously taking a lesser share from such Subject Well than they would be entitled (by virtue of their ownership of their interests in such well) to take in circumstances where Grantor cannot elect to take only the share attributable to Grantor and Grantees notwithstanding such other parties taking a lesser share. Notwithstanding the foregoing, Grantor may take for itself (but not for Grantees) a greater share (such greater share, averaged over any particular month, not to exceed five percent of its net revenue interest, after giving effect to the Production Payment and any other burdens, in any particular Subject Well) of Gas than the share of Gas Grantor is otherwise entitled to take by virtue of its ownership in the Retained Interests to the extent necessary to allow Grantor to recoup any underproduced position that may now exist or hereafter arise between Grantor and any royalty owners under any oil and gas lease included in the Subject Interest, which royalty owners have taken or may hereafter take all or any part of their royalty share of Gas in kind. Any such recoupment of an underproduced position by Grantor shall be satisfied solely out of the overproduced royalty owners' share of Gas, and shall in no way affect Grantees' share of Gas included in PP Hydrocarbons.

        (iii) Effects of Balancing. If Grantor improperly takes more or less Hydrocarbons from a Subject Well than Grantor and Grantees collectively are otherwise entitled to by virtue of the ownership of Subject Interests, such action will not be binding on any Grantee unless such Grantee ratifies such action in writing.

    Section 3.9. Renewals and Extensions and New Leases. This Conveyance and the Production Payment shall apply to all renewals, extensions and other similar arrangements of the leases (or other determinable interests) which are included in the Subject Interests, whether such renewals, extensions or arrangements have heretofore been obtained by Grantor or are hereafter obtained by or for Grantor or any Affiliate thereof and whether or not the same are described in Exhibit A. For the purposes of the preceding sentence, a new lease which covers the same interest (or any part thereof) which was covered by a prior lease, and which is acquired within one year after the expiration, termination, or release of such prior lease, shall be treated as a renewal or extension of such prior lease.


ARTICLE IV

    SECTION 4.1. NO LIABILITY OF GRANTEES; INDEMNITY. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS CONVEYANCE WITH RESPECT TO PP SEVERANCE TAXES AND PP AD VALOREM TAXES, NO GRANTEE SHALL EVER BE RESPONSIBLE FOR ANY PART OF THE COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH THE EXPLORING, DEVELOPING, OPERATING, OWNING OR MAINTAINING OF THE SUBJECT INTERESTS OR SUBJECT LANDS, THE PHYSICAL CONDITION OF THE SUBJECT INTERESTS OR THE SUBJECT LANDS, OR THE HANDLING, TREATING OR TRANSPORTING PRIOR TO THE DELIVERY POINTS OF HYDROCARBONS PRODUCED FROM THE SUBJECT LANDS (INCLUDING ANY COSTS, EXPENSES, LOSSES OR LIABILITIES RELATED TO VIOLATION OF AN ENVIRONMENTAL LAW OR OTHERWISE RELATED TO DAMAGE TO OR REMEDIATION OF THE ENVIRONMENT, WHETHER THE SAME ARISE OUT OF ANY GRANTEE'S OWNERSHIP OF AN INTEREST IN PROPERTY OR OUT OF THE ACTIONS OF GRANTOR OR ANY GRANTEE OR OF THIRD PARTIES OR ARISE OTHERWISE), OR THE FAILURE BY GRANTOR TO HAVE GOOD AND DEFENSIBLE TITLE TO THE SUBJECT INTERESTS FREE AND CLEAR OF ALL BURDENS, ENCUMBRANCES, LIENS AND TITLE DEFECTS OTHER THAN PERMITTED ENCUMBRANCES (INCLUDING ANY COSTS, EXPENSES, LOSSES OR

LIABILITIES SUFFERED BY ANY GRANTEE AS A RESULT OF ANY CLAIM THAT SUCH GRANTEE MUST PAY OVER TO ANY PERSON ANY PART OF THE PROCEEDS OF PP HYDROCARBONS AT ANY TIME PREVIOUSLY RECEIVED OR THEREAFTER TO BE RECEIVED BY SUCH GRANTEE), AND GRANTOR AGREES TO INDEMNIFY AND HOLD EACH GRANTEE HARMLESS FROM AND AGAINST ALL COSTS, EXPENSES, LOSSES AND LIABILITIES INCURRED BY SUCH GRANTEE IN CONNECTION WITH ANY OF THE FOREGOING OR IN CONNECTION WITH THE PRODUCTION PAYMENT, THE PURCHASE AGREEMENT, THIS CONVEYANCE, OR THE TRANSACTIONS AND EVENTS (INCLUDING THE ENFORCEMENT OR DEFENSE THEREOF OR HEREOF) AT ANY TIME ASSOCIATED WITH OR CONTEMPLATED IN ANY OF THE FOREGOING. SUCH INDEMNITY SHALL ALSO COVER ALL COSTS AND EXPENSES OF EACH GRANTEE, INCLUDING REASONABLE LEGAL FEES AND EXPENSES, WHICH ARE INCURRED INCIDENT TO THE MATTERS INDEMNIFIED AGAINST. THE FOREGOING INDEMNIFICATION SHALL EXTEND TO EACH GRANTEE AND ITS SUCCESSORS AND ASSIGNS, ALL THEIR RESPECTIVE AFFILIATES, AND ALL THE RESPECTIVE OFFICERS, DIRECTORS, AGENTS, BENEFICIARIES, TRUSTEES, ATTORNEYS AND EMPLOYEES OF THEMSELVES AND THEIR AFFILIATES. THE FOREGOING INDEMNITY SHALL APPLY WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF ANY GRANTEE OR ANY OTHER PERSON OR ENTITY INDEMNIFIED HEREUNDER AND SHALL APPLY, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON ANY PERSON INDEMNIFIED HEREUNDER AS A RESULT OF ANY STATUTE, RULE, REGULATION, THEORY OF STRICT LIABILITY OR OTHERWISE. THE FOREGOING INDEMNITY SHALL NOT, HOWEVER, APPLY TO ANY COSTS, EXPENSES, LOSSES OR LIABILITIES OF ANY GRANTEE WHICH ARE PROXIMATELY CAUSED SOLELY BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH GRANTEE. IN ADDITION, THE INDEMNIFICATION AND HOLD HARMLESS PROVISIONS CONTAINED IN THIS
SECTION 4.1 AND ELSEWHERE IN THIS CONVEYANCE SHALL NOT APPLY TO ANY COSTS, EXPENSES, LOSSES OR LIABILITIES OF ANY GRANTEE THAT ARISE OUT OF THE FAILURE BY SUCH GRANTEE (OR ANY PERSON OTHER THAN GRANTOR OR ANY AFFILIATE OF GRANTOR) TO PERFORM ITS OBLIGATIONS UNDER, OR THAT ARE OTHERWISE BASED UPON, ANY CONTRACTUAL ARRANGEMENT ENTERED INTO DIRECTLY BY SUCH GRANTEE AND RELATING TO THE HANDLING, TRANSPORTATION, SALE OR OTHER DISPOSITION OF PP HYDROCARBONS AT OR BEYOND THE DELIVERY POINTS, EXCEPT TO THE EXTENT CAUSED, BY THE ACTION OR INACTION OF GRANTOR, TTC OR ANY AFFILIATE OF GRANTOR OR TTC. THE FOREGOING INDEMNITY SHALL SURVIVE THE TERMINATION OF THE PRODUCTION PAYMENT AND OF THIS CONVEYANCE.

ARTICLE V

    Section 5.1. Remedies. As used herein, "Designated Event" means any breach of this Conveyance or of the Purchase Agreement by Grantor (whether of a covenant, a representation or warranty, or otherwise) which, in the case of an obligation to pay money or to perform (or cause to be performed) the Delivery Services, is not fully cured within 5 days after such breach occurs or which, in the case of any other breach, is not fully cured and remedied within 30 days after such breach occurs; provided that the intentional refusal of Grantor to perform any material Delivery Service shall be a Designated Event with no opportunity to cure. If a Designated Event occurs then Majority Grantees may, either on their own behalf or through any agent or representative and in addition to all other rights and remedies available to any Grantee at law and in equity (including the right to sue for damages, which right of each Grantee is specifically acknowledged), exercise any one or more of the following remedies during the continuance of a Designated Event (it being agreed that the exercising of any one remedy shall not preclude the exercising of any other remedy):

        (a) If Grantor has failed to perform any act or to take any action which Grantor is required hereunder to perform or take or to pay any money which Grantor is required hereunder to pay, then, upon written notice to Grantor, Majority Grantees may, but shall not be obligated to, perform or cause to be performed such act or take such action or pay such money, all in Grantor's name or in their own names. Any expenses so incurred by any Grantee and any money so paid by any Grantee shall be a demand obligation owing by Grantor to such Grantee (which obligation Grantor hereby expressly promises to pay) and such Grantee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment. Each amount due and owing by Grantor to any Grantee pursuant to this subsection shall bear interest each day, from the date of such expenditure or payment until paid, at the Agreed Rate, which interest shall be payable on the first day of each calendar month and shall itself bear interest at the same rate if not timely paid.

        (b) Majority Grantees shall be entitled to apply to a court of competent jurisdiction for the specific performance or observance of any covenant or agreement or in aid of the execution of any power herein granted and for the appointment of a receiver for the Subject Interests but no such appointment shall prejudice or affect the rights of each Grantee to receive all PP Hydrocarbons and any amounts due hereunder.

        (c) Majority Grantees shall be entitled to increase the Dedication Percentage to 90% by giving notice of such increase to Grantor, and upon the giving of any such notice the Dedication Percentage shall be increased to 90% effective as of the beginning of the immediately following month.

        (d) Majority Grantees shall be entitled to exercise any of the remedies provided to Grantees in any other Production Payment Document.

    Section 5.2. Termination of Remedies. The specific remedies to which Majority Grantees may become entitled under Sections 5.1(a) and (b) shall cease to be exercisable when all Designated Events have ceased to exist for a continuous period of thirty days or more (provided that the effecting of performance or observation of any unperformed covenant or agreement, or other resolution of a Designated Event, by any Grantee or any Grantee's agent or representative shall not be deemed to cure such Designated Event), without prejudice, however, to the exercise of any such remedies upon any subsequent occurrence of a Designated Event. Nothing in this section shall impose limitations or otherwise inhibit the exercise of any other rights or remedies which any Grantee may have.


ARTICLE VI

    Section 6.1. Assignments by Grantor. Without the prior written consent of each Grantee (which consent may be granted or withheld in the sole and absolute discretion of each Grantee), Grantor shall not assign, sell, transfer, convey, exchange, mortgage or pledge all or any part of the Subject Interests or create any lien thereon or security interest therein, except that, without the prior written consent of Grantees, Grantor may permit Permitted Encumbrances to exist against all or any part of the Subject Interests.

    Section 6.2. Assignments by Grantees. Each Grantee shall have the right to assign its interest in the Production Payment, in whole or in part, at any time; provided, however, that if the interest of Grantees under this Conveyance shall ever be owned by more than three Persons, such Persons shall designate one Person as their agent to deliver and receive all communications (including consents) and exercise the discretion of Grantees hereunder on their behalf and provided further, that, except for assignments or transfers to Affiliates of any Grantee, no Grantee shall assign or transfer any rights under or any interest in the Production Payment Documents (as defined in the Purchase Agreement) or the Production Payment to (i) any Person which is at such time conducting exploration, production or transportation operations in Railroad Commission Districts 4 or 5, (ii) Enron Oil & Gas Company, Coastal Oil & Gas Corporation, Tennessee Gas Pipeline, or Terry Oilfield Supply Co., (iii) any party adverse to Grantor in any proceeding set forth on Schedule 1 to the Purchase Agreement or in any litigation or proceeding subsequently filed, or any successor to the rights or interests of any of the foregoing in such proceedings or litigation, any party named as a defendant in the case styled "TransAmerican Natural Gas Corporation v. El Paso Natural Gas Company, et al.", No. 94-63464, 206th Judicial District Court, Hidalgo County, Texas or (v) any Affiliate of any of the foregoing that is not an Affiliate of a Grantee. No change of ownership or right to receive payment of the Production Payment or of any part thereof, however accomplished, shall be binding upon Grantor until notice thereof shall have been furnished by the transferor and by the transferee, and then only with respect to payments thereafter made. For as long as the Production Payment is owned by more than one Person, the rights, remedies, liabilities and obligations of such Persons shall be several and not joint, unless it is agreed otherwise by such Persons.

    Section 6.3. Binding Effect. All the covenants and agreements of the respective parties herein contained shall be deemed to be covenants running with the Subject Interests and the lands covered thereby or included therein. All of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.


ARTICLE VII

    Section 7.1. Warranty. Grantor hereby binds itself to warrant and forever defend all and singular title to the Production Payment unto Grantees, their successors and assigns, against every person lawfully claiming or to claim the same or any part thereof, subject, however, to the Permitted Encumbrances. Without limitation of the generality of the foregoing, Grantor represents and warrants to each Grantee that Grantor's ownership of the Subject Interests does and will, with respect to each tract of land identified in Exhibit A hereto, subject only to the Permitted Encumbrances:

        (a) entitle Grantor to receive (subject to and before giving effect to the Production Payment), free and clear of liens and encumbrances (except the Permitted Encumbrances), a decimal net revenue interest share of the Hydrocarbons produced from, or allocated to, such well or unit equal to not less than the decimal interest set forth in Exhibit A in connection with such tract of land in the column headed "Net Revenue Interest", and

        (b) cause Grantor to be obligated to bear a decimal share of the costs associated with wells or operation on such tract of land not greater than the decimal share set forth in Exhibit A in connection with such tract of land in the column headed "Working Interest", without a corresponding increase in net revenue interest.

Grantor further represents and warrants to each Grantee that such shares of production which Grantor is entitled to receive, and shares of expenses which Grantor is obligated to bear, are not and will not be subject to change except, and only to the extent that, such changes are reflected on Exhibit A. This Conveyance is made with full substitution and subrogation of Grantees in and to all covenants, representations and warranties by others heretofore given or made with respect to the Subject Interests.


ARTICLE VIII

    SECTION 8.1. CHOICE OF LAW. THIS CONVEYANCE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE ANOTHER STATE'S LAW TO APPLY) AND THE LAWS OF THE UNITED STATES OF AMERICA.

    Section 8.2. Intentions of the Parties. Nothing herein contained shall be construed to constitute either party hereto (under state law or for tax purposes) in partnership with the other party. In addition, the parties hereto intend that the Production Payment shall at all times be treated (and all provisions of this Conveyance shall be construed and treated accordingly) as a production payment (i.e., a term overriding royalty) and an interest in real property under the laws of each state in which Subject Interests are located.

    Section 8.3. Ownership of Equipment. The Production Payment does not include any right, title or interest in and to any of the personal property, fixtures, structures or equipment now or hereafter placed on, or used in connection with, the Subject Interests, and the interest herein conveyed to Grantees is exclusively a production payment (i.e., a term overriding royalty).

    Section 8.4. Further Assurances. Grantor agrees to execute and deliver to Grantees all such other and additional instruments, notices, division orders, transfer orders and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Grantees the rights, titles, interest and estates conveyed to Grantees hereby or intended to be so conveyed.

    Section 8.5. Partition. Grantor and Grantees acknowledge that none of them has any right or interest that would permit it to partition any portion of the Subject Interests as against the other, and each waives any such right.

    Section 8.6. Notices and Addresses. All notices and other communications required or permitted under this Conveyance shall be in writing and, unless otherwise specifically provided, shall be delivered personally or by telecopier or by registered or certified mail, postage prepaid, or by delivery service with proof of delivery, at the respective addresses shown below, and shall be deemed delivered on the date of receipt. Either party may specify as its proper address any other street address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least fifteen (15) days prior to the effective date of such change of address.

Grantor's address:

    1300 East North Belt
    Suite 310
    Houston, Texas  77032-2949
    Attention: Ed Donahue
    Telephone: 713/987-8600
    Telecopy:  713/986-8865

Sunflower's address:

    4111 E. 37th St. North
    Wichita, Kansas  67220
    Attention: President
    Telephone: 316/828-6994
    Telecopy:  316/828-4081

TCW Funds IV and TCW Fund V addresses:

    c/o Trust Company of the West
    865 South Figueroa
    Los Angeles, California  90017
    Attention: Arthur R. Carlson
    Telephone: 213/244-0053
    Telecopy:  213/244-0604

    Section 8.7. Counterparts. This Conveyance is being executed in multiple counterparts, all of which are identical, except that, (i) to facilitate recordation, in certain counterparts hereof only those portions of Exhibit A which contain descriptions of properties located in the recording jurisdiction in which the particular counterpart is to be recorded are included, and (ii)
Schedule 1 or Schedule 2 may be omitted from counterparts hereof which are being recorded. All of such counterparts shall constitute one and the same instrument. Complete copies of this Conveyance containing the entirety of Exhibit A, and all schedules hereto, have been retained by Grantor and Grantees.

    This Conveyance is executed this 14th day of May, 1996, but made effective as to deliveries of Gas as of the Initial Time.


                                TRANSTEXAS GAS CORPORATION



                                By:  _________________________________
                                     Ed Donahue
                                     Vice President